SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                   FORM 8 - K


                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported) July 23, 1998
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                         STERLING FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Washington                   0-20800                  91-1572822
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       (State or Other        (Commission File Number)       (IRS Employer
       Jurisdiction of                                       Identification
       Incorporation)                                            Number)



                111 North Wall Street, Spokane, Washington 99201
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               (Address of Principal Executive Offices) (Zip Code)



     Registrant's Telephone Number, Including Area Code   (509) 458-3711
                                                          --------------

                                       N/A
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     INFORMATION TO BE INCLUDED IN THE REPORT


     Item 5. Other Events
     --------------------

     Sterling Financial Corporation announces second quarter earnings for the period ended June 30, 1998.

     See attached information release.

                         STERLING FINANCIAL CORPORATION

                                   FORM 8 - K



                               S I G N A T U R E



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                       STERLING FINANCIAL CORPORATION
                                                 (Registrant)




     August 5, 1998                   /s/ Daniel G. Byrne
     --------------                   -----------------------------------
     Date                             Daniel G. Byrne
                                        Sr. Vice President, Finance and
                                        Assistant Secretary

     For Release July 23, 1998 10:00 a.m. PST     Contact:  Daniel G. Byrne

     (509) 458-3711


                         STERLING FINANCIAL CORPORATION
                        OF SPOKANE, WASHINGTON, ANNOUNCES
                             SECOND QUARTER EARNINGS


     Spokane, Washington July 23, 1998--Sterling Financial Corporation (NASDAQ:STSA) today announced core earnings, which are defined as total earnings before conversion costs associated with the purchase of 33 Northwest KeyBank branches and certain other charges, for the quarter ended June 30, 1998, of $2.7 million, or $0.35 per diluted share.

     Although Sterling's core earnings continue to be on a positive trend, net income for the quarter was negatively affected by the KeyBank transaction, which was completed on June 15, 1998. After-tax branch conversion costs were approximately $2.0 million. These costs were within the Company's range of estimates and included costs associated with mailing customer notices; issuing new checks and ATM cards; training new employees, including related travel; equipping branches with office supplies; implementing a targeted marketing campaign; and converting computer systems. During the quarter ended June 30, Sterling provided approximately $2.9 million for loan losses as it reflected a more critical and conservative view of the factors used to provide such reserves, including impacts on its Pacific Northwest customers resulting from a slowdown of trade with Asia. As a result, Sterling's reserves for loan losses are more in line with the level of allowances maintained by commercial banks. In addition, to improve asset and liability management associated with the effects of the acquisition of the KeyBank branches, a loss of approximately $581,000 was incurred on the sale of securities.

     After the one-time charges associated with the KeyBank transaction, increases in reserves and losses from the sale of securities, Sterling recorded a NET LOSS FOR THE QUARTER ENDED JUNE 30, 1998, OF $959,000, OR ($0.13) PER DILUTED SHARE. This compares to net income for the three months ended June 30, 1997, of $2.3 million, or $0.30 per diluted share.

     Harold B. Gilkey, Chairman and CEO, stated, "We are very pleased with the KeyBank branch acquisition. It provides a tremendous springboard for the additional development of our Company

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     Sterling Financial Corporation
     Page 2
     July 23, 1998


     and accelerates our evolution to a community bank. Sterling now has the opportunity to serve customers in three states through 73 branches."

     Gilkey added, "Sterling continues to make progress in improving its returns on interest-sensitive assets by replacing certain mortgage-backed securities (yielding approximately 6.5%) with business banking, construction, and consumer loans (yielding greater than 8%) and decreasing its cost of funds by replacing time deposits with transaction accounts. Additionally, we anticipate improved operating efficiencies in the future resulting from the KeyBank branch acquisition."

     Core earnings for the six months ended June 30, 1998, before acquisition and other charges, were $5.4 million, or $0.70 per diluted share. After these charges, net income for this same period was $1.7 million, or $0.22 per diluted share. This compares to net income for the six months ended June 30, 1997, of $4.6 million, or $0.59 per diluted share.

     Net interest income was $13.1 million and $11.0 million for the three months ended June 30, 1998 and 1997, respectively. Net interest income was $24.9 million for the six months ended June 30, 1998, compared with $22.1 million for the prior year's comparable period. The increase in net interest income for the quarter was due primarily to an increase in the volume of loans and investments. The net interest margin was 2.86% in the most recent quarter, compared with 2.77% for the first quarter of 1998 and 2.91% for the second quarter of 1997. Net interest margins for the six months ended June 30, 1998 and 1997 were 2.82% and 2.97%, respectively.

     During the three months ended June 30, 1998, total loan originations were $259.7 million, compared with $176.4 million for the same period in 1997. During the six months ended June 30, 1998, total loan originations were $465.9 million, up 34% from $347.7 million for the same period a year ago. Nearly 70% of this production was in business banking, construction and consumer loans. Residential permanent loans were a little stronger than planned, partially due to the recent refinance activity.

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     Sterling Financial Corporation
     Page 3
     July 23, 1998


     Sterling's asset quality measures presently remain favorable. Nonperforming assets were $10.8 million, or 0.52% of total assets, at June 30, 1998, compared with $10.2 million, or 0.61% of total assets at June 30, 1997. The allowance for loan losses at June 30, 1998 was 0.98% of gross loans receivable, or 1.10% of net loans receivable at quarter end.

     TOTAL ASSETS INCREASED TO $2.08 BILLION at June 30, 1998, compared with $1.89 billion at March 31, 1998. TOTAL DEPOSITS WERE $1.52 BILLION at June 30, 1998, compared with $1.03 billion at March 31, 1998. In September 1997, Sterling's common equity increased by approximately $24.6 million with the conversion of preferred stock. On a comparable basis, assuming conversion occurred at the beginning of the period and using core earnings, return on equity for the three months ended June 30, 1998 and June 30, 1997 was 10.27% and 8.30%, respectively. With the same assumptions, return on equity was 10.35% and 8.20% for the six months ended June 30, 1998 and 1997, respectively. Using core earnings, return on average assets for the three months ended June 30, 1998, was 0.56%, compared with 0.57% for the three months ended June 30, 1997. Return on average assets was 0.57% for the six months ended June 30, 1998, compared with 0.58% for the same period a year ago.

     As previously mentioned, Sterling successfully completed the acquisition of 33 KeyBank branches at locations in three states on June 15, 1998. "In addition to increasing our presence in Washington and Oregon, this purchase affirms Sterling's commitment to further expansion in the Pacific Northwest by entering Idaho as a depository institution. Sterling has been operating loan offices in Idaho for several years," said Mr. Gilkey. "Vital to our role as a community bank is our commitment to the communities in which we operate. We look forward to serving all of our new customers in these three states in our classic 'Hometown Helpful[sm]' manner."

     Mr. Gilkey concluded by saying, "The benefits of the KeyBank transaction are substantial. The customers' and communities' acceptance has been very fulfilling. We believe Sterling holds a unique position in the market as a provider that is small enough to know our customers, yet large enough to serve their diverse financial needs."


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     Sterling Financial Corporation
     Page 4
     July 23, 1998


     Recently, Sterling announced the signing of a definitive agreement to acquire Big Sky Bancorp. Inc., and its subsidiary, First Federal Savings and Loan Association of Montana ("First Federal"). First Federal conducts operations from two offices in the city of Missoula, Montana, the largest city in western Montana, and from its headquarters in Hamilton, Montana. First Federal has approximately $63 million in total assets and deposits of nearly $48 million.

     Mr. Gilkey said, "This merger fits well within our broad strategy of being a leading community bank in the Northwest. First Federal is positioned in the highest growth area of Montana, which we currently serve through our residential lending subsidiary, Action Mortgage Co., and our commercial banking subsidiary, INTERVEST-Mortgage Investment Co. The pattern for the remainder of 1998 is well thought out continued improvement in our financial performance, continued emphasis on the new markets we are serving, and continued focus on integrating our recent acquisitions. All in all, I am very pleased with our performance and the contribution of our staff to get us to where we are today."

     Sterling Financial Corporation of Spokane, Washington, is a savings and loan holding company which owns Sterling Savings Bank.
     Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho and Oregon. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST Mortgage Investment Company, it operates loan production offices in Washington, Oregon, and Idaho. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

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